DERMISONICS RECEIVES IRB APPROVAL TO EXPAND HUMAN PILOT CLINICAL TRIALS OF U-STRIP(TM) INSULIN PATCH IN DIABETES PATIENTS

PATENTED ULTRASONIC TECHNOLOGY PLATFORM DESIGNED TO BE PAINLESS, SAFE METHOD OF DELIVERY FOR INSULIN AND OTHER DRUGS

West Conshohocken, PA --- November 11, 2005 Dermisonics, Inc. (OTCBB: DMSI; FWB:
FQC), a developer of painless, injection-free, ultrasonic transdermal drug-delivery patches and technologies with broad pharmaceutical and consumer applications, announced today that it has received approval from the Chesapeake Research Review Investigative Review Board to enter into the next stage of human pilot trials of its proprietary U-Strip(TM) Insulin Patch drug-delivery system in patients with Type-2 diabetes.

The approval is a major step toward identifying Dermisonics as the front-runner in securing federal regulatory approval for injection-free transdermal (through the skin) drug-delivery technologies and positions the Company to become a leader in the $19 billion drug-delivery market segment. Approval for the Company's HPT-2 trials came from the Investigative Review Board (IRB) of the Chesapeake Research Review, an independent biomedical research review organization.

The trials, expected to begin in the first quarter of 2006, will evaluate the use of Dermisonics' proprietary U-Strip(TM) transdermal patch device as an insulin delivery system for Type-2 diabetics. Currently, people with diabetes rely on regular, frequent needle injections of insulin to control blood glucose levels. Dermisonics' patented U-Strip(TM) system employs proprietary microelectronics and ultrasonic technologies with a drug-carrying patch to enable the painless delivery of large-molecule drugs through the skin's natural pores and hair follicles.

"The IRB approval to begin this significant trial provides an important opportunity to validate our proprietary ultrasonic drug-delivery technology," said Bruce Haglund, CEO of Dermisonics. "The Company's U-Strip system is being designed to serve as a safe and painless alternative to injections for delivering a broad range of drugs transdermally, that is, through the skin. Should our trials be successful, we believe Dermisonics' platform technology has the potential to emerge as a leading force in the creation of breakthrough methods to deliver at least 175 existing drugs that would otherwise require uncomfortable, inconvenient or painful injections."

     - About the Human Pilot Trial 2 (HPT-2) - The trial will involve a small group of volunteers, Type-2 diabetes patients, to compare the performance of the Dermisonics U-Strip(TM) Insulin Patch system with an existing FDA-approved insulin pump delivery system. The test will run for approximately three months. The study will evaluate the effectiveness of the Insulin Patch in comparison to conventional pump therapy, with one significant


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          advantage; the U-Strip(TM) Insulin Patch will be totally non-invasive.
          The results of the study will be presented for publication by peer reviewed medical journals in 2006.

     - About Diabetes Sufferers -When final regulatory approval has been obtained, the U-Strip(TM) Insulin Patch technology has the potential to improve the lives of both Type-1 and insulin dependent Type-2 diabetics, reaching 55 million diabetics, or nearly 30% of the total 185 million diabetic poplutation worldwide, who endure painful needle injections to survive this debilitating disease.


About Dermisonics, Inc.

Dermisonics is an intellectual property company and advanced technology incubator that is primarily focused on the ongoing development, testing and eventual commercialization of a transdermal patch that has been designed to facilitate the efficient and needle-free delivery of drugs with large molecular structures into the bloodstream. Its breakthrough system, called the U-Strip, is based on a radical integration of microelectronics and ultrasonic science with a product-carrying patch, and represents a quantum leap in non-invasive, transdermal delivery technology. Tests have shown that this system facilitates the transdermal delivery of insulin as well as potentially at least 175 other existing drugs that at present cannot be effectively delivered through the pores of the skin using conventionally available transdermal technology due to their large molecular size. The Company has also developed other portable ultrasonic systems for applications in the medical (Antiseptic Wand) and skin care (U-Wand) fields. For more information visit http://www.Dermisonics.com.
For more investor-specific information about Dermisonics, please visit http://www.trilogy-capital.com/dmsi_summary.aspx. To read or download an Investor Fact Sheet about the Company, visit http://www.trilogy-capital.com/tcp/dermisonics/factsheet.html. For real-time stock price quotes, visit http://www.trilogy-capital.com/tcp/dermisonics/quote.html.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including but


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not limited to adverse economic conditions, intense competition, lack of meaningful research results, entry of new competitors and products, adverse federal, state and local government regulation, inadequate capital, unexpected costs and operating deficits, increases in general and administrative costs, termination of contracts or agreements, technological obsolescence of the Company's products, technical problems with the Company's research and products, price increases for supplies and components, litigation and administrative proceedings involving the Company, the possible acquisition of new businesses or that result in operating losses or that do not perform as anticipated, unanticipated losses, the possible fluctuation and volatility of the Company's operating results, financial condition and stock price, losses incurred in litigating and settling cases, dilution in the Company's ownership of its business, adverse publicity and news coverage, inability to carry out research, development and commercialization plans, loss or retirement of key executives and research scientists, changes in interest rates, inflationary factors, and other specific risks. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent Form 10-QSB and Form 10-KSB filings with the Securities and Exchange Commission.


Contact:

Dermisonics, Inc.
Bruce Haglund, CEO.
bruce.haglund@dermisonics.com
Four Tower Bridge / 200 Bar-Harbor Drive
West Conshohocken, Pa. 19428-2977 USA
888-401-DERM (3376) Toll Free
(610) 543-0800 Phone
(610) 543-0688 Fax
or
Trilogy Capital Partners (Financial Communications)
Paul Karon, 800-592-6067
paul@trilogy-capital.com
or
European Investor Relations Contact:
Michael Drepper
Phone: +49-621-430-6130
investor-germany@dermisonics.com